EXHIBIT 99.A(1)

                          INTELLIGENT CONTROLS, INC.


            OFFER TO PURCHASE FOR CASH UP TO 475,000 SHARES OF ITS COMMON STOCK AT A PURCHASE PRICE OF $3.25 NET PER SHARE



     THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS EXPIRE AT 5:00 P.M.,
                 NEW YORK CITY TIME, ON FRIDAY, MAY 1, 1998,
                          UNLESS THE OFFER IS EXTENDED.



      Intelligent Controls, Inc., a Maine corporation ("INCON" or the "Company"), invites shareholders to tender 475,000 shares of its Common Stock ("Shares") at $3.25 per Share, net to the seller, in cash (the "Purchase Price"), upon the terms and subject to the conditions set forth in this Offer to Purchase and the related Letter of Transmittal (which together constitute the "Offer"). All Shares properly tendered and not withdrawn prior to the expiration of the Offer will be purchased on the terms and conditions described below. THE OFFER IS CONDITIONED ON A MINIMUM NUMBER OF SHARES BEING TENDERED AND IS SUBJECT TO SATISFACTION OF CERTAIN OTHER CONDITIONS. SEE SECTION 5.

      The Shares are listed and principally traded on the Emerging Company Marketplace of the American Stock Exchange ("AMEX"). On March 27, 1998, the last trading day before the Company announced its intention to commence the Offer, the closing per Share sales price as reported on AMEX was $2 1/2.
The Company urges shareholders to obtain current market quotations for the Shares prior to tendering any Shares pursuant to the Offer. See Section 6.

      NEITHER THE COMPANY NOR ITS BOARD OF DIRECTORS MAKES ANY RECOMMENDATION TO ANY SHAREHOLDER ON WHETHER TO TENDER OR TO REFRAIN FROM TENDERING SHARES PURSUANT TO THE OFFER. EACH SHAREHOLDER MUST MAKE HIS OR HER OWN DECISION WHETHER TO TENDER SHARES AND, IF SO, HOW MANY SHARES TO TENDER. SEE SECTION 7 FOR INFORMATION CONCERNING THE INTENTIONS OF ALAN LUKAS AND PAUL E. LUKAS, THE COMPANY'S PRINCIPAL SHAREHOLDERS, IN CONNECTION WITH THE OFFER, AND CONCERNING THE INTENTIONS OF OTHER DIRECTORS AND EXECUTIVE OFFICERS.

      The principal purpose of the Offer is to provide shareholders a limited opportunity to sell a portion of, or perhaps all, their Shares at a premium over recent market prices of the Shares. The Offer will also provide the Company with treasury shares to resell in a proposed restricted stock arrangement with a new executive officer. See Sections 9 and 13.

                                   IMPORTANT

      Any shareholder who wants to tender all or any portion of the Shares should either (i) complete and sign a Letter of Transmittal or a facsimile copy thereof in accordance with the instructions in such Letter of Transmittal, mail or deliver it and any other required documents to American Stock Transfer & Trust Company (the "Depositary"), and either mail or deliver the certificates for such Shares to the Depositary (with all such other documents) or follow the procedure for book-entry transfer set forth in Section 2; or (ii) request such shareholder's broker, dealer, commercial bank, trust company or other nominee to effect the transaction for such shareholder. A shareholder having Shares registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact that entity if the shareholder desires to tender any Shares. If a shareholder is unable, prior to expiration of the Offer, to deliver Share certificates or other necessary documents to the Depositary and cannot comply with the procedures for book-entry transfer, the Shareholder may tender Shares by following the procedures for guaranteed delivery set forth in Section 2.

      Questions, requests for additional copies of this Offer to Purchase or other documents, and other requests for assistance should be directed to Sharon L. Binette, Director of Shareholder Relations, as follows:



                            Sharon L. Binette
                   Director of Shareholder Relations
                        Intelligent Controls, Inc.
                         74 Industrial Park Road
                               P.O. Box 638
                             Saco, Maine 04072

                              (207) 283-0156
                                    or
                       Call toll free (800) 872-3455



March 30, 1998



      NO PERSON HAS BEEN AUTHORIZED TO MAKE ANY RECOMMENDATION ON BEHALF OF THE COMPANY AS TO WHETHER SHAREHOLDERS SHOULD TENDER OR REFRAIN FROM TENDERING SHARES PURSUANT TO THE OFFER. NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THE OFFER OTHER THAN THOSE CONTAINED IN THIS OFFER TO PURCHASE AND IN THE LETTER OF TRANSMITTAL. IF GIVEN OR MADE, SUCH RECOMMENDATION, INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY.

                               TABLE OF CONTENTS



1.       NUMBER OF SHARES; EXTENSION; PRORATION..........................    2

2.       PROCEDURES FOR TENDERING SHARES.................................    3

3.       WITHDRAWAL RIGHTS...............................................    5

4.       PURCHASE OF SHARES AND PAYMENT OF PURCHASE PRICE................    6

5.       CERTAIN CONDITIONS OF THE OFFER.................................    6

6.       PRICE RANGE OF SHARES; DIVIDENDS................................    7

7.       INTEREST OF CERTAIN PERSONS; TRANSACTIONS AND
            ARRANGEMENTS CONCERNING THE SHARES...........................    8

8.       SOURCE AND AMOUNT OF FUNDS......................................   12

9.       BACKGROUND AND PURPOSE OF THE OFFER.............................   12

10.      CERTAIN INFORMATION ABOUT THE COMPANY...........................   12

11.      EFFECTS OF THE OFFER ON THE MARKET FOR SHARES;
          REGISTRATION UNDER THE EXCHANGE ACT............................   17

12.      CERTAIN LEGAL MATTERS; REGULATORY APPROVAL......................   17

13.      CERTAIN FEDERAL INCOME TAX CONSEQUENCES.........................   17

14.      CERTAIN LIMITATIONS ON PURCHASES OF SHARES BY THE COMPANY.......   20

15.      EXTENSION OF THE TENDER PERIOD; TERMINATION; AMENDMENTS.........   21

16.      FEES AND EXPENSES...............................................   22

17.      MISCELLANEOUS...................................................   22

TO ALL HOLDERS OF COMMON STOCK OF INTELLIGENT CONTROLS, INC.:


      Intelligent Controls, Inc. ("INCON" or the "Company") hereby offers to purchase up to 475,000 shares of its Common Stock (the "Shares") at $3.25 per Share, net to the seller, in cash (the "Purchase Price"), upon the terms and conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (the "Letter of Transmittal," which together with this Offer to Purchase constitute the "Offer"). See Section 1.

      All Shares properly tendered and not withdrawn prior to the expiration of the Offer will be purchased on the terms described in the Offer, including the proration terms. The Offer is subject to satisfaction of certain conditions: (i) a minimum of 325,000 Shares are tendered prior to the expiration of the Offer ("Minimum Tender"), (ii) the Company will have at least 300 shareholders of record at the conclusion of the Offer, (iii) the shareholders of the Company approve at the next Annual Meeting of Shareholders (to occur April 30, 1998) proposals to amend the Articles of Incorporation to increase the authorized Common Stock of the Company to 8,000,000 Shares, to opt out of Section 910 of the Maine Business Corporation Act and to allow the Company to repurchase Shares from capital surplus, (iv) the Company consummates a planned sale to Ampersand Specialty Materials and Chemicals III Limited Partnership and Ampersand Specialty Materials and Chemicals III Companion Fund Limited Partnership (collectively, "Ampersand") of 1,538,462 Shares at a price of $3.25 per Share, and (v) other conditions described in Section 5.

      If at the expiration of the Offer more than 475,000 Shares have been tendered, the Company will buy Shares on a pro rata basis (with appropriate adjustments to avoid purchases of fractional Shares) from all shareholders who properly tendered Shares and do not withdraw them prior to the expiration of the Offer. See Sections 1 and 3. The Company will return all Shares not purchased because of proration.

      Tendering shareholders will not be obligated to pay brokerage commissions, solicitation fees or (subject to Instruction 6 of the Letter of Transmittal) stock transfer taxes from the Company's purchase of Shares pursuant to the Offer. In addition, the Company will pay all fees and expenses of American Stock Transfer & Trust Company (the "Depositary") in connection with the Offer. See Section 16.

      NEITHER THE COMPANY NOR ITS BOARD OF DIRECTORS MAKES ANY
RECOMMENDATION TO ANY SHAREHOLDER ON WHETHER TO TENDER OR TO REFRAIN FROM TENDERING SHARES PURSUANT TO THE OFFER. EACH SHAREHOLDER MUST MAKE HIS OR HER OWN DECISION WHETHER TO TENDER SHARES AND, IF SO, HOW MANY SHARES TO TENDER.

      The Company has been advised that Alan Lukas and Paul E. Lukas intend to tender sufficient shares into the Offer to result in a purchase from them of at least 200,000 Shares in the aggregate. The Company has been advised that the other directors and executive officer intend not to tender Shares.
 See Section 7.

      The Shares are listed and principally traded on the Emerging Company Marketplace of American Stock Exchange ("AMEX") under the symbol "ITC". On March 27, 1998, the last trading day before the Company announced its intention to commence the Offer, the closing per Share sales price as reported on AMEX was $2 1/2. The Company urges shareholders to obtain current market quotations for the Shares prior to tendering any Shares pursuant to the Offer. See also Section 6 regarding entitlement to dividends.

      The 475,000 Shares that the Company is offering to purchase pursuant to the Offer represent approximately 14.4% of the 3,296,375 Shares issued and outstanding as of March 27, 1998. As described in Sections 5 and 7, the Company plans to sell an additional 1,538,462 Shares to Ampersand prior to (and as a condition to) closing the Offer, and up to 76,923 Shares to Roger
E. Brooks (exclusive of Shares to be sold to him from treasury stock) shortly after closing of the Offer. The 475,000 Shares covered by the Offer would represent approximately 9.7% of the outstanding Shares after giving effect to these sales of additional Shares to Ampersand and Mr. Brooks. In addition, as of March 27, 1998, an aggregate of up to 589,208 additional Shares were issuable upon exercise of outstanding stock options.

      Any Shares acquired by the Company pursuant to the Offer will be held as treasury shares and will be available for issuance by the Company without further shareholder action (except as required by applicable law or the rules of any securities exchange on which the Shares are then listed) for general or other corporate purposes. The Company intends to use up to 410,000 Shares acquired through the Offer to fund an issuance of treasury stock to Mr. Brooks pursuant to his restricted stock arrangement. See
Section 7 and Section 9.

      This Offer to Purchase and the Letter of Transmittal are being mailed to holders of record of Shares and will be furnished to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the Company's shareholder list or, if applicable, who are listed as participants in a clearing agency's security position listing, for subsequent transmittal to beneficial owners of Shares.

1.    NUMBER OF SHARES; EXTENSION; PRORATION.

      Number of Shares. Upon the terms and subject to the conditions of the Offer, the Company will accept for purchase up to 475,000 Shares or such lesser number of Shares as are properly tendered, and not withdrawn in accordance with Section 3, prior to the Expiration Date (as defined below) at a price of $3.25 per Share, net to the seller in cash, provided that the Minimum Tender is satisfied and the other tender offer conditions have been met or waived. The term "Expiration Date" means 5:00 P.M., New York City time, on May 1, 1998, unless and until the Company extends the period of time during which the Offer will remain open, in which event the term "Expiration Date" shall refer to the latest time and date at which the Offer, as so extended by the Company, shall expire. If the Offer is oversubscribed, Shares tendered and not withdrawn prior to the Expiration Date will be prorated. The proration period also expires at the Expiration Date.

      The Company reserves the right to purchase more than 475,000 Shares pursuant to the Offer. In accordance with applicable regulations of the Securities and Exchange Commission (the "Commission"), the Company may accept for payment pursuant to the Offer an additional amount of Shares not to exceed 2% of the total outstanding Shares (approximately 9,500 Shares as of March 27, 1998) without extending the Offer.

      See below and Section 15 for a description of the Company's rights to extend the time during which the Offer is open and to delay, terminate or amend the Offer. See also Section 5 for a description of conditions of the Offer.

      Extension.  If the following events occur:

            (a) the Company increases or decreases the price to be paid for the Shares, or the Company increases the number of Shares being sought and any such increase in the number of Shares being sought exceeds 2% of the outstanding Shares, or the Company decreases the number of Shares being sought, and

            (b) the Offer is scheduled to expire less than ten business days from and including the date that notice (the "Notice") of such increase or decrease is first published, sent or given in the manner set forth in Section 15, then the Offer will be extended so that it will not expire until at least the end of the tenth business day from and including the date of such Notice. For purposes of the Offer, a "business day" means any day other than a Saturday, Sunday or federal holiday, until 5:00 P.M., New York City time, on such day.

      Acceptance in Full. If the number of Shares properly tendered and not withdrawn prior to the Expiration Date is greater than 325,000 Shares, but less than or equal to 475,000 Shares (or such greater number of Shares as the Company may elect to purchase pursuant to the Offer), the Company will, upon the terms and subject to the conditions of the Offer, accept for payment at the Purchase Price all Shares so tendered.

      Proration. If at the Expiration Date more than 475,000 Shares (or such greater number of Shares as the Company may elect to purchase pursuant to the Offer) are properly tendered, the Company will accept all Shares properly tendered and not withdrawn prior to the Expiration Date on a pro rata basis (with appropriate adjustments to avoid purchases of fractional shares).

      If proration of tendered Shares is required, the Company will determine the final proration factor as promptly as practicable following the Expiration Date. Proration for each shareholder tendering Shares shall be based on the ratio of the number of Shares tendered by such shareholder to the total number of Shares tendered by all shareholders. Although the Company does not expect to be able to announce the final results of any proration until approximately seven trading days after the Expiration Date, it will announce preliminary results of the prorations by press release as promptly as practicable following the Expiration Date. Shareholders may obtain such preliminary information from Sharon L. Binette, Director of Shareholder Relations, and may also be able to obtain such information from their brokers or other nominees. All Shares not purchased pursuant to the Offer because of proration will be returned to the tendering shareholders at the Company's expense as promptly as practicable following the Expiration Date.

      Minimum Tender. If the shareholders do not tender at least 325,000 Shares prior to the Expiration Date, the Company will not purchase any Shares pursuant to the Offer. In such event, all Shares tendered by shareholders will be returned to the tendering shareholders at the Company's expense as promptly as practicable following the Expiration Date.

      Minimum Number of Shareholders. A condition to the Offer is that the Offer not result in the Company having fewer than 300 shareholders of record. The Company will decrease the size of the Offer if and to the extent necessary to satisfy this condition, or the Company may, at its sole discretion, terminate the Offer without purchasing any Shares. The Company presently has approximately 500 record holders and does not expect the Offer to reduce the number of such holders below 300.

      Other Conditions.  Other tender offer conditions are described in
Section 5 below.

2.    PROCEDURES FOR TENDERING SHARES.

      Proper Tender of Shares. For Shares to be properly tendered pursuant to the Offer:

            (a) the certificates for such Shares or confirmation of delivery of such Shares pursuant to the procedure for book-entry transfer set forth below, together with a properly completed and duly executed Letter of Transmittal (or facsimile thereof) including any required signature guarantees, and any other documents required by the Letter of Transmittal, must be received prior to the Expiration Date by the Depositary at its address set forth on the back cover of this Offer to Purchase; or

            (b) the tendering shareholder must comply with the guaranteed delivery procedure set forth below.

      It is a violation of Section 14(e) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and Rule 14e-4 promulgated thereunder, for a person to tender Shares for such person's own account unless the person so tendering:

            (a)  owns such Shares; or

            (b) owns other securities convertible into or exchangeable for Shares or owns an option, warrant or right to purchase Shares and intends to acquire such Shares for tender by conversion, exchange or exercise of such option, warrant or right.

Section 14(e) and Rule 14e-4 contain a similar restriction applicable to a tender or guarantee of a tender on behalf of another person.

      The acceptance of Shares by the Company for payment will constitute a binding agreement between the tendering shareholder and the Company upon the terms and subject to the conditions of the Offer, including the tendering shareholder's representation that (i) such shareholder owns the Shares being tendered within the meaning of Rule 14e-4 and (ii) the tender of such Shares complies with Rule 14e-4.

      Signature Guarantees and Method of Delivery. No signature guarantee is required on a Letter of Transmittal (i) if such Letter of Transmittal is signed by the registered institutional holder of Shares (which term, for purposes of the Offer, includes any participant in The Depository Trust Company, the Philadelphia Depository Trust Company or the Midwest Securities Trust Company (collectively, the "Book-Entry Transfer Facilities") whose name appears on a security position listing as the holder of such Shares) tendered therewith and such holder has not completed either the box entitled "Special Delivery Instructions" or the box entitled "Special Payment Instructions" on the Letter of Transmittal; or (ii) if Shares are tendered for the account of a member firm of a registered national securities exchange, a member of the National Association of Securities Dealers, Inc. or a commercial bank or trust company having an office, branch or agency in the United States (each such entity being hereinafter referred to as an "Eligible Institution").

      In all other cases, all signatures on a Letter of Transmittal must be guaranteed by an Eligible Institution. See Instruction 1 of the Letter of Transmittal. If a certificate representing Shares is registered in the name of a person other than the signer of a Letter of Transmittal, or if payment is to be made, or Shares not purchased or tendered are to be issued, to a person other than the registered holder, the certificate must be endorsed or accompanied by an appropriate stock power, in either case signed exactly as the name of the registered holder appears on the certificate, with the signature on the certificate or stock power guaranteed by an Eligible Institution. In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) certificates for such Shares (or timely confirmation of a book-entry transfer of such Shares into the Depositary's account at a Book-Entry Transfer Facility), (ii) a properly completed and duly executed Letter of Transmittal (or facsimile thereof) and (iii) any other documents required by the Letter of Transmittal. The method of delivery of all documents, including stock certificates, the Letter of Transmittal and any other required documents, is at the election and risk of the tendering shareholder. If delivery is by mail, registered mail with return receipt requested, properly insured, is recommended.

      Book-Entry Transfer. The Depositary will establish an account with respect to the Shares at the Book-Entry Transfer Facilities for purposes of the Offer within two business days after the date of this Offer to Purchase.
 Any financial institution that is a participant in a Book-Entry Transfer Facility's system may make book-entry transfer of Shares by causing such Facility to transfer such Shares into the Depositary's account in accordance with such Facility's procedure for such transfer. Even though delivery of Shares may be effected through book-entry transfer into the Depositary's account at one of the Book-Entry Transfer Facilities, either (i) a properly completed and duly executed Letter of Transmittal (or facsimile thereof) with any required signature guarantees and any other required documents must be transmitted to and received by the Depositary at its address set forth on the back cover of this Offer to Purchase prior to the Expiration Date; or
(ii) the guaranteed delivery procedure set forth below must be followed. Delivery of a Letter of Transmittal and any other required documents to one of the Book-Entry Transfer Facilities does not constitute delivery to the Depositary.

      Guaranteed Delivery. If a shareholder desires to tender Shares pursuant to the Offer and such shareholder's certificates cannot be delivered to the Depositary prior to the Expiration Date or the procedure for book-entry transfer cannot be completed on a timely basis or all required documents cannot be delivered to the Depositary prior to the Expiration Date, such Shares may nevertheless be tendered provided that all of the following conditions are satisfied:

            (a)  such tender is made by or through an Eligible Institution;

            (b) the Depositary receives (by hand, mail or facsimile transmission) prior to the Expiration Date, a properly completed and duly executed Notice of Guaranteed Delivery substantially in the form the Company has provided with this Offer to Purchase; and

            (c) the certificates for all tendered Shares in proper form for transfer or confirmation of book-entry transfer of such Shares into the Depositary's account at any Book-Entry Transfer Facility, together with a properly completed and duly executed Letter of Transmittal (or facsimile thereof) and any other documents required by the Letter of Transmittal, are received by the Depositary within five trading days after the date the Depositary receives such Notice of Guaranteed Delivery.

      Determination of Validity, Rejection of Shares, Waiver of Defects, No Obligation to Give Notice of Defects. All questions as to the number of Shares to be accepted, and the form, eligibility, validity (including time of receipt) and acceptance for payment of any tender of Shares will be determined by the Company, in its sole discretion, which determinations shall be final and binding on all parties. The Company reserves the absolute right to reject any or all tenders it determines not to be in proper form or the acceptance for payment of or payment for which may, in the opinion of the Company's counsel, be unlawful. The Company also reserves the absolute right to waive any defect or irregularity in the tender of any particular Shares. No tender of Shares will be deemed to be properly made until all defects and irregularities have been cured or waived. Neither the Company nor the Depositary nor any other person is or will be obligated to give notice of any defects or irregularities in tenders, and neither of them will incur any liability for failure to give such notice.

      Federal Income Tax Withholding. To prevent back up federal income tax withholding equal to 31% of the gross payments made pursuant to the Offer, each shareholder who does not otherwise establish an exemption from such withholding must certify to the Depositary such shareholder's correct social security number or taxpayer identification number (or certify that such tax payer is awaiting such number) and provide certain other information by completing the Substitute Form W-9 included in the Letter of Transmittal. A foreign shareholder who is an individual must submit a Form W-8 (obtainable from the Depositary) in order to avoid back up withholding.

      The Depositary will withhold 31% of the gross payment payable to a foreign shareholder unless the Depositary determines that a reduced rate of withholding or an exemption from withholding is applicable. For this purpose, a foreign shareholder is a shareholder that is not (i) a citizen or resident of the United States, (ii) a corporation, partnership or other entity created or organized in or under the laws of the United States or any political subdivision thereof, or (iii) any estate or trust the income of which is subject to United States federal income taxation regardless of the source of such income. The Depositary will determine a shareholder's status as a foreign shareholder and eligibility for a reduced rate of, or an exemption from, withholding by reference to the shareholder's address and to any outstanding certificates or statements concerning eligibility for a reduced rate of, or exemption from, withholding unless facts and circumstances indicate that reliance is not warranted. A foreign shareholder who has not previously submitted the appropriate certificates or statements with respect to a reduced rate of, or exemption from, withholding for which such shareholder may be eligible should consider doing so in order to avoid over-withholding. A foreign shareholder may be eligible to capital gain or loss treatment described in Section 13 or may otherwise be able to establish that no tax or a reduced amount of tax was due.

      For a discussion of certain other federal income tax consequences to tendering shareholders, see Section 13.

3.    WITHDRAWAL RIGHTS.

      Except as otherwise provided in this Section, a tender of Shares made pursuant to the Offer is irrevocable. Shares tendered pursuant to the Offer may be withdrawn at any time prior to the Expiration Date and, unless thereafter accepted for payment by the Company, may also be withdrawn after 5:00 P.M., New York City time, on May 22, 1998.

      For a withdrawal to be effective, the Depositary must timely receive a written, telegraphic, telex or facsimile transmission notice of withdrawal at its address set forth on the back cover of this Offer to Purchase. Such notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares tendered, the number of Shares to be withdrawn and the name of the registered holder, if different from that of the person who tendered such Shares. If the certificates for Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such certificates, the tendering shareholder must also submit the serial numbers of the particular certificates evidencing such Shares and the signature on the notice of withdrawal must be guaranteed by an Eligible institution (except in the case of Shares tendered by an Eligible Institution). If Shares have been tendered pursuant to the procedure for book-entry transfer set forth in Section 2, the notice of withdrawal must specify the name and the account number at the applicable Book-Entry Transfer Facility to be credited with the withdrawn Shares and otherwise comply with the procedures of such facility.

      All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by the Company, in its sole discretion, which determination shall be final and binding on all parties. Neither the Company nor the Depositary nor any other person is or will be obligated to give notice of any defects or irregularities in any notice of withdrawal, and neither of them will incur any liability for failure to give such notice. Any Shares properly withdrawn will thereafter be deemed not tendered for purposes of the Offer. Withdrawn Shares may, however, be retendered prior to the Expiration Date by again following any of the procedures set forth in Section 2.

4. PURCHASE OF SHARES AND PAYMENT OF PURCHASE PRICE. For purposes of the Offer, the Company will be deemed to have accepted for payment (and thereby purchased), subject to proration, Shares which are tendered and not withdrawn prior to the Expiration Date if and when it gives oral and written notice to the Depositary of its acceptance of such Shares for payment pursuant to the Offer. The same Purchase Price per Share will be paid for all such Shares.

      Payment of the Purchase Price for Shares accepted for payment pursuant to the Offer will be made by deposit of the aggregate Purchase Price therefor with the Depositary, which will act as the agent for shareholders whose Shares have been accepted for payment for the purpose of receiving payment from the Company and transmitting payment to such shareholders. In all cases, payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of certificates for such Shares (or of a timely confirmation of a book-entry transfer of such Shares into the Depositary's account at one of the Book-Entry Transfer Facilities), a properly completed and duly executed Letter of Transmittal (or duly executed photocopy thereof) and any other documents required by the Letter of Transmittal. The Company expressly reserves the right, in its sole discretion, to delay the acceptance for payment of or payment for Shares in order to comply, in whole or in part, with any applicable legal requirement or court order. See Sections 5 and 12. The Company's reservation of the right to delay payment for Shares that the Company has accepted for payment is limited by Rule 13e-4(f)(5) promulgated under the Exchange Act, which rule requires that the Company pay the consideration offered or return the Shares tendered promptly after termination or withdrawal of a tender offer.

      In the event of proration, the Company will determine the final proration factor and pay for Shares accepted for payment promptly following the Expiration Date. However, the Company does not expect to be able to announce the final results of any proration until approximately seven trading days after the Expiration Date. Certificates for all Shares not purchased, including Shares not purchased because of proration, will be returned (or, in the case of Shares tendered by book-entry transfer, such Shares will be credited to the account maintained with one of the Book-Entry Transfer Facilities by the participant therein who so delivered such Shares) as soon as practicable following the Expiration Date without expense to the tendering shareholders. Under no circumstances will the Company pay interest on the aggregate Purchase Price or any portion thereof.

      The Company will pay the stock transfer taxes, if any, payable on account of the transfer to it of Shares purchased pursuant to the Offer; provided, however, that if payment of the Purchase Price is to be made to, or (in the circumstances permitted by the Offer) if unpurchased Shares are to be registered in the name of any person other than the registered holder, or if tendered certificates are registered in the name of any person other than the person signing the Letter of Transmittal, the amount of any stock transfer taxes (whether imposed on the registered holder or such other person) payable on account of such payment, transfer or tender will be deducted from the Purchase Price paid to any such holder or person unless evidence satisfactory to the Company of the payment of such taxes or exemption therefrom is submitted. See Instruction 6 of the Letter of Transmittal.

      ANY TENDERING SHAREHOLDER OR OTHER PAYEE WHO FAILS TO COMPLETE FULLY AND TO SIGN THE SUBSTITUTE FORM W-9 INCLUDED IN THE LETTER OF TRANSMITTAL MAY BE SUBJECT TO REQUIRED FEDERAL INCOME TAX WITHHOLDING OF 31% OF THE GROSS PROCEEDS PAYABLE TO SUCH SHAREHOLDER OR OTHER PAYEE PURSUANT TO THE OFFER. SEE SECTION 2.

5.    CERTAIN CONDITIONS OF THE OFFER.

      The Company's offer to purchase Shares pursuant to the Offer is subject to the requirement that the following conditions have been satisfied: (i) a minimum of 325,000 Shares are tendered prior to the expiration of the Offer, (ii) the Company will have at least 300 shareholders of record at the conclusion of the Offer, (iii) the shareholders of the Company approve at the next Annual Meeting of Shareholders (to occur April 30, 1998) proposals to amend the Articles of Incorporation to increase the authorized Common Stock of the Company to 8,000,000 Shares, to opt out of Section 910 of the Maine Business Corporation Act and to allow the Company to repurchase Shares from capital surplus, (iv) the Company consummates a planned sale to Ampersand of 1,538,462 Shares at a price of $3.25 per Share, and (v) the further conditions described below.

      The proposed amendments to the Articles of Incorporation and the proposed sale of Shares to Ampersand are further described in the Company's most recent definitive Proxy Statement which has previously been provided to shareholders. Additional copies of such documents are available upon request from the Company.

      It is a non-waivable tender offer condition that the Company have at least 300 shareholders of record at the conclusion of the Offer (the "Minimum Shareholder Condition"). At the date of commencement of the Offer, the Company had approximately 500 shareholders of record. Due primarily to the number of Shares held by non-affiliates of the Company and the number of Shares that the Company expects to be tendered by its two principal shareholders (Alan Lukas and Paul E. Lukas), the Company does not expect that the purchase of 475,000 shares pursuant to the Offer will cause the number of shareholders of record to decrease to less than 300. If necessary to avoid that result, however, the Company will reduce the number of Shares being purchased through the Offer or, in its discretion, will terminate the Offer without purchasing any Shares.

      Notwithstanding any other provision of the Offer, the Company also shall not be required to accept for payment or pay for any Shares tendered, and may terminate or amend the Offer or may postpone the acceptance or payment for Shares tendered, if at any time on or after March 27, 1998, and at or before the time of acceptance for payment of or payment for any such Shares, any of the following events shall have occurred (or shall have be determined by the Company to have occurred) which, in the Company's sole judgment in any such case and regardless of the circumstances giving rise thereto (including any action or omission to act by the Company), makes it inadvisable to proceed with the Offer or with such acceptance or payment:

            (a) there shall be any claim, action or proceeding threatened or pending by or before any court or other government agency or authority, domestic or foreign, which relates in any manner to the Offer or which could directly or indirectly, in the Company's sole judgment, materially impair the Offer's contemplated benefits to the Company;

            (b) there shall have occurred any significant decrease in the market price of the Shares ($2 1/2 per Share at the close of business on March 27, 1998) or in the market prices of equity securities generally in the United States;

            (c) it is publicly disclosed or the Company learns that any person or "group" (within the meaning of section 13(d)(3) of the Exchange Act) has acquired, or proposes to acquire, more than five percent of the outstanding Shares, other than acquisitions by Ampersand or Roger E. Brooks that have been approved by the Company;

            (d) any change shall occur or be threatened in the business, condition (financial or other), income, operations or prospects of the Company, taken as a whole, which, in the Company's sole judgment, is or may be material to the Company or its shareholders; or

            (e) a tender or exchange offer for any or all of the Shares (other than the Offer), or any merger, business combination or other similar transaction with or involving the Company, shall have been proposed, announced or made by any person.

      The foregoing conditions are for the Company's sole benefit and may be asserted by the Company regardless of the circumstances giving rise to any such condition (including any action or omission to act by the Company) or may be waived by the Company in whole or in part (except for the Minimum Shareholder Condition, which may not be waived). The Company's failure at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right, and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time. Any determination by the Company concerning any of the events described in this section and any related judgment by the Company regarding the inadvisability of proceeding with the purchase of or payment for Shares tendered shall be final and binding on all parties.

6.    PRICE RANGE OF SHARES; DIVIDENDS.

      The Shares are traded on AMEX (Emerging Company Marketplace). The following table sets forth for the fiscal periods indicated the high and low closing per Share sales prices on AMEX and the dividends declared per Share over the past two years as reported in published financial sources:

                                  High           Low          Dividends
                                  ----           ---          ---------
Fiscal 1988
1st Quarter
(through March 27, 1998)         $2 3/4        $2 3/16           none

Fiscal 1997
4th Quarter                      $3 3/4        $2 3/8            none
3rd Quarter                      $2 7/8        $2 1/4            none
2nd Quarter                      $2 7/8        $1 7/8            none
1st Quarter                      $2 1/2        $1 5/8            none

Fiscal 1996
4th Quarter                      $2 7/8        $1 3/4            none
3rd Quarter                      $2 7/8        $1 7/8            none
2nd Quarter                      $4 1/4        $2 7/8            none
1st Quarter                      $4 5/8        $3 3/4            none


      On March 27, 1998, the last trading day before the Company announced its intention to commence the Offer, the closing per Share sales price as reported on AMEX was $2 1/2. The Company urges shareholders to obtain current market quotations for the Shares prior to tendering any Shares pursuant to the Offer.

      As of March 27, 1998 the Company had approximately 500 shareholders of record.

      It has been the Company's policy to reinvest all earnings in the business, and the Company has never paid dividends on its Common Stock. Also, under credit agreements with its bank, the Company may not declare or pay dividends to shareholders without the prior consent of the bank.


7. INTEREST OF CERTAIN PERSONS; TRANSACTIONS AND ARRANGEMENTS CONCERNING THE SHARES.

      Sale of Shares to Ampersand and Related Transactions (collectively, the "Ampersand Transaction"). On March 26, 1998 the Company entered into an Investment Agreement with Ampersand Specialty Materials and Chemicals III Limited Partnership and Ampersand Specialty Materials and Chemicals III Companion Fund Limited Partnership, two affiliated venture capital funds located at 55 William Street, Suite 240, Wellesley, Massachusetts 02181-4003. Ampersand has agreed to purchase 1,538,462 Shares from the Company at a price of $3.25 per Share in cash (an aggregate purchase price of $5,000,001). The Investment Agreement also contemplates that the Company will purchase Shares from existing shareholders through the Offer and that Roger E. Brooks will purchase 486,923 Shares from the Company at $3.25 per Share through a restricted stock arrangement.

      Ampersand's purchase of Shares pursuant to the Investment Agreement is subject to certain conditions, including without limitation the condition that the Company's shareholders (a) approve a proposed amendment to the Articles of Incorporation to increase the authorized common stock to 8,000,000 Shares, (b) approve a proposed amendment to the Articles of Incorporation to provide that Section 910 of the Maine Business Corporation Act will no longer apply to the Company, (c) approve a proposed 1998 Employee Stock Option Plan, and (d) approve a proposed restricted stock arrangement with Mr. Brooks. The proposed amendments to the Articles of Incorporation and the proposed 1998 Employee Stock Option Plan are further described in the Company's most recent definitive Proxy Statement which has previously been provided to shareholders.

      Mr. Brooks will pay for his 486,923 Shares by delivering a promissory note for $1,332,500 and cash in the amount of $250,000. A portion of the Shares will be subject to a repurchase right in favor of the Company, exercisable at his original purchase price of $3.25 per share. The note will bear interest at the applicable federal rate (approximately 5.7%) and will become due and payable in five years, or sooner in the event of termination of Mr. Brooks' employment. Mr. Brooks' Shares will be pledged to the Company as collateral to secure timely repayment of his note.

      Pursuant to the Investment Agreement, the Company has agreed to grant Ampersand and Mr. Brooks certain registration rights covering any Shares owned by them. Ampersand and Mr. Brooks will have two "demand" registration rights, by which the Company will file registration statements covering their resale of Shares in an underwritten public offering meeting certain standards. In addition, Ampersand and Mr. Brooks will have an unlimited number of "piggyback" registration rights, by which the Company will allow Ampersand and Mr. Brooks to include their Shares in registration statements covering resales by other shareholders or covering (with certain exceptions) offerings of Shares by the Company itself.

      The Investment Agreement provides Ampersand a right of first refusal on the Company's future sales of capital stock to third parties. Such provision contains exceptions for (i) the grant of stock options to the Company's employees or consultants pursuant to plans approved by the Company's Board of Directors, or the issuance of Shares upon the exercise of such options, (ii) the sale by the Company of Shares in a public offering, and (iii) the issuance of Shares upon conversion or exercise of any securities as to which Ampersand was previously offered a right of first refusal under this provision.

      The Company has also agreed to grant Ampersand and Mr. Brooks a right (the "put" right) to require the Company to repurchase Shares held by them.
 This right is triggered if (i) the Company receives a bona fide offer from an unaffiliated third party to acquire the Company in a transaction that values the Company's common stock at more than $10 per Share and (ii) Ampersand endorses the offer but the Company declines to accept the offer. The Company would thereafter be required to purchase the Shares held by Ampersand and Mr. Brooks at a price equivalent to the third party's offer.

      Prior to closing of Ampersand's purchase of Shares, the Company has agreed that neither it nor its officers or directors will, directly or indirectly, solicit or respond to any offers for the acquisition of all or any material portion of the Company's assets or Shares, or negotiate with respect to any unsolicited offer or indication of interest. Provided, however, that the Company and its Board may negotiate with a third party in connection with an unsolicited acquisition proposal, to the extent that the Board determines in good faith upon advice of its counsel that such action is necessary to comply with its fiduciary duties to the Company under applicable law.

      Under the Investment Agreement, the Company has made certain representations and warranties to Ampersand, and has entered into miscellaneous covenants with Ampersand, on terms that the Company considers to be customary for agreements of this type. The parties have agreed to indemnify each other against expenses arising from breach of a representation, warranty, or covenant, to the extent such expenses exceed a specified dollar threshold. In addition, the Company has agreed to issue additional Shares to Ampersand for nominal consideration in the event that a pending lawsuit between the Company and a former executive results in a verdict or settlement exceeding a specified amount.

      Following the closing of its Share purchase under the Investment Agreement, Ampersand would hold Shares representing approximately 31.7% of the then outstanding Shares (assuming consummation of the Offer, and without giving effect to stock option exercises, if any, prior to closing). Ampersand has represented to the Company that it has sufficient financial resources to purchase the Shares pursuant to the terms of the Investment Agreement, and will not be borrowing funds for this purpose.

      A copy of the Investment Agreement is filed with the Commission as an exhibit to the Issuer Tender Offer Statement on Schedule 13E-4 (the "Schedule 13E-4").

      Stockholders Agreement. As a condition to consummation of Ampersand's Share purchase under the Investment Agreement, the Company, Ampersand, Mr. Brooks, Alan Lukas, Paul E. Lukas, and certain related parties would enter into a Stockholders Agreement restricting the voting and transfer of Shares owned by each. At the time of entering into such Stockholders Agreement, the Shares owned by these shareholders will represent at least 70% of the outstanding Shares.

      The shareholders who are parties to the Stockholders Agreement will agree to vote their Shares (i) to limit the size of the Company's Board of Directors to five Directors and (ii) to elect as those Directors Charles D. Yie, Alan Lukas, the Chief Executive Officer (Mr. Brooks), and one designee each of Ampersand and Alan Lukas. The two nominees of Mr. Lukas and Ampersand may not be otherwise affiliated with them or the Company. Ampersand may at any time designate someone other than Mr. Yie for election to the Board, which person may be an affiliate of Ampersand.

      The shareholders who are parties to the Stockholders Agreement will also agree to vote their Shares in such a way that Ampersand will be able to block certain significant transactions opposed by it, such as financing transactions exceeding $5 million or a merger or other sale of the Company.
 In the event the "put" right of Ampersand and Mr. Brooks is triggered as described above, these shareholders will agree to vote their Shares in such a way as to increase the size of the Board of Directors by two Directors, and to elect two nominees of Ampersand to fill those positions. Moreover, for a period of five years, these shareholders will agree not to make open-market purchases of Shares and not to initiate or assist in proxy solicitations, except with prior written consent from the Company's Board of Directors. These restrictions on open-market purchases and proxy solicitations will become inapplicable to Ampersand and Mr. Brooks if, during the relevant five-year period, their "put" right is triggered and the Company fails to purchase their shares within a designated period of time.

      The shareholders who are parties to the Stockholders Agreement will agree to grant each other certain rights of first refusal to purchase Shares that a shareholder proposes to sell to a third party; and to grant each other certain co-sale rights to participate in selling Shares to a third party.

      A copy of the proposed Stockholders Agreement is filed with the Commission as an exhibit to the Schedule 13E-4.

      Employment Agreement with Mr. Brooks. The Company has agreed to hire Roger E. Brooks as its Chief Executive Officer, effective as of the date of closing of the contemplated Share purchase by Ampersand. Under a form of Employment Agreement approved by the INCON Board of Directors on March 18, 1998, Mr. Brooks will receive a salary of $175,000 per year plus a $600 per month car allowance. The Company may terminate Mr. Brooks' employment at any time, with or without cause. In the event of a termination without cause, Mr. Brooks will be entitled to between six and twelve months' severance compensation, at a rate equal to his then current salary, plus continued participation in Company health insurance and other benefits during such period. The term of the agreement runs through June 30, 2000, and will automatically renew for successive one-year terms unless either Mr. Brooks or the Company gives notice to the contrary at least 90 days before the renewal date. If the Company gives notice of nonrenewal prior to the third anniversary of the agreement, Mr. Brooks will be entitled to the same severance and benefit arrangements as for a termination without cause.

      The proposed Employment Agreement with Mr. Brooks is filed with the Commission as an exhibit to the Schedule 13E-4, and is incorporated herein by reference.

      Mr. Brooks has been employed by the Company as a consultant since February 5, 1998. The contract is terminable by either party at will. Mr. Brooks receives a fee of $675 per day for his services under this arrangement.

      Employment Agreement with Mr. Lukas. Alan Lukas, who has served as Chief Executive Officer of the Company since its founding in 1978, will retain his role as Chairman of the Board when Mr. Brooks becomes the Chief Executive Officer. In addition to his duties as Chairman, Mr. Lukas will continue to be a full-time executive of the Company, serving as Vice President for Product Development.

      Under a form of Employment Agreement approved by the INCON Board of Directors on March 18, 1998, Mr. Lukas will receive a $30,000 retainer for his role as Chairman and a $120,000 salary as Vice President for Product Development. Amounts paid as a retainer are in lieu of other compensation to Directors for service on the Board of Directors.

      The term of Mr. Lukas' employment runs through June 30, 2000, and will automatically renew for successive one-year terms unless either he or the Company gives notice to the contrary at least 90 days before the renewal date. The term of his retention as Chairman runs through June 30, 2003.
The Company may terminate these arrangements with Mr. Lukas at any time, with or without cause. In the event of a termination by the Company without cause, Mr. Lukas will be entitled to (i) between six and twelve months' severance compensation (but in any event through June 30, 2000), at a rate equal to his then current salary, plus continued participation in Company health insurance and other benefits during such period and (ii) continued payment of his $30,000 retainer and health insurance benefits through June 30, 2003, in return for up to 400 hours of consulting services to the Company per year.

      A copy of the proposed Employment Agreement with Mr. Lukas is filed with the Commission as an exhibit to the Schedule 13E-4, and is incorporated herein by reference.

      Restricted Stock Arrangement with Mr. Brooks. As discussed above, subject to receipt of shareholder approval, the Company has agreed to sell Roger E. Brooks 486,923 Shares at a price of $3.25 per Share. The Company will have the right (but not the obligation) to repurchase some of the Shares from Mr. Brooks at the initial purchase price of $3.25 per Share. Initially, the repurchase right will extend to all of the Shares except 76,923 (representing the number of Shares for which Mr. Brooks is paying cash at the time of the purchase). Thereafter, the repurchase right will lapse as to 25,625 Shares for each three months of continued employment (representing 1/16th of the remaining Shares); if Mr. Brooks is still employed by the Company in four years, the repurchase right will have lapsed entirely. In addition, the repurchase right will lapse as to 102,500 Shares if the Company were to terminate Mr. Brooks' employment without cause (as defined under his Employment Agreement). Finally, the repurchase right will lapse in its entirety in the event of a "change in control" of the Company (as defined).

      From the standpoint of the Company, the effect of this so-called restricted stock arrangement is that Mr. Brooks will own all 486,923 Shares, but will be subject to a risk of forfeiture of at least a portion of the Shares if he remains employed by the Company for less than four years. Moreover, Mr. Brooks will forfeit Shares if and to the extent that he fails to pay the full purchase price for the stock (plus all accrued interest) when the underlying promissory note becomes due.

      Mr. Brooks has advised the Company that he intends to treat this transaction as a completed sale of the stock at fair market value for purposes of Section 83(b) of the Internal Revenue Code and that such treatment is proper for tax purposes. As such, he would be entitled to capital gain or loss at the time of resale of the underlying Shares (generally equal to the net resale price minus $3.25 per Share) and he would not have taxable income -- nor would the Company have any deductible compensation expense -- by virtue of any lapse of the Company's repurchase rights or any payment against the promissory note.

      The proposed Employee Restricted Stock Purchase Agreement with Mr. Brooks and the related form of promissory note and pledge agreement are filed with the Commission as exhibits to the Schedule 13E-4, and are incorporated herein by reference.

      Other Information Concerning the Shares. Alan Lukas is presently the beneficial owner of approximately 35.3% of the outstanding Shares and Paul
E. Lukas is the beneficial owner of approximately 15.2% of the outstanding Shares. These individuals, individually or collectively, may be deemed to control the Company.

      As of March 27, 1998, the Company's directors and executive officers as a group beneficially owned an aggregate of approximately 36.1% of the outstanding Shares (including 36,333 Shares that such persons have the right to acquire through exercises of stock options within 60 days of March 30,
1998).  See Schedule I.

      The Company has been advised that Alan Lukas and Paul E. Lukas intend to tender sufficient Shares into the Offer to result in a purchase from them of at least 200,000 Shares in the aggregate (representing approximately 12% of their combined ownership). The other directors and executive officer of the Company are permitted to tender Shares pursuant to this Offer, but (except for Alan Lukas and Paul E. Lukas) the Company has been advised that no other director or executive officer intends to tender Shares.

      The Company engaged in no transactions involving Shares during the 40 business days prior to March 30, 1998, except for the Ampersand Transaction and except for grants or exercises of stock options pursuant to INCON stock option plans.

      Based upon information provided to the Company by its directors and executive officers, neither the Company nor, to the Company's knowledge, any of the directors or executive officers of the Company, any of its associates, or any person controlling the Company or any executive officer or director of any such person has effected any purchase or sale of Shares during the 40 business days prior to the date hereof.

      Except for the Ampersand Transaction and as otherwise set forth in this Offer to Purchase, neither the Company nor, to the Company's knowledge, any of its directors or executive officers, or any person controlling the Company or any executive officer or director of any such person, is a party to any contract, arrangement, understanding or relationship with any other person relating, directly or indirectly, to the Offer or with respect to any securities of the Company (including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any such securities, joint ventures, loans or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations).

8.    SOURCE AND AMOUNT OF FUNDS.

      Assuming that the Company purchases 475,000 Shares pursuant to the Offer, the Company expects the maximum aggregate cost, including all fees and expenses related to the Offer, to be approximately $1,625,000. It is anticipated that the funds required to pay all such costs will be obtained from the proceeds of the Ampersand Transaction. As described in Section 7, the Company has agreed to sell Ampersand 1,538,462 Shares at a price per share of $3.25, pursuant to the Ampersand Transaction. The Company anticipates the proceeds from the Ampersand Transaction will equal $5,000,001, less certain transactional costs.

9.    BACKGROUND AND PURPOSE OF THE OFFER.

      The principal purpose of the Offer is to provide shareholders a limited opportunity to sell a portion of, or perhaps all, their Shares at a premium over recent market prices of the Shares. The Offer will also provide the Company with treasury shares to resell in a proposed restricted stock arrangement with a new executive officer. The Offer also provides shareholders with an opportunity to increase their proportionate ownership interest in the Company, either by not participating in the Offer or by participating in the Offer and reinvesting their after-tax proceeds in additional Shares.

      NEITHER THE COMPANY NOR ITS BOARD OF DIRECTORS MAKES ANY RECOMMENDATION TO ANY SHAREHOLDER AS TO WHETHER TO TENDER OR TO REFRAIN FROM TENDERING ANY OR ALL OF SUCH SHAREHOLDER'S SHARES AND HAS NOT AUTHORIZED ANY PERSON TO MAKE ANY SUCH RECOMMENDATION. EACH SHAREHOLDER IS URGED TO EVALUATE CAREFULLY ALL INFORMATION IN THE OFFER, CONSULT THE SHAREHOLDER'S OWN INVESTMENT AND TAX ADVISORS AND MAKE SUCH SHAREHOLDER'S OWN DECISION WHETHER TO TENDER SHARES AND, IF SO, HOW MANY SHARES TO TENDER.

      Any Shares acquired by the Company pursuant to the Offer will initially be held as treasury shares and will be available for issuance by the Company without further shareholder action (except as required by applicable law or the rules of any securities exchanges on which the Shares are then listed). Such Shares could be issued for general or other corporate purposes, including stock splits or dividends, acquisitions, the raising of additional capital for use in the Company's business and the implementation of employee benefit plans. It is anticipated that 410,000 treasury Shares will be issued to Roger E. Brooks pursuant to his proposed restricted stock arrangement as part of the Ampersand Transaction (described in Section 7).

10.   CERTAIN INFORMATION ABOUT THE COMPANY.

      General. The Company develops, manufactures, and sells electronic measurement systems to the petroleum and power utility industries and for general level measurement and predictive maintenance applications. The Company's products, including related applications and communication software, enable the users to detect leaks, measure liquid levels, and to perform predictive maintenance monitoring of equipment as an early indicator of wear and potential failure. The Company is a Maine corporation founded in 1978. Its principal executive offices are located at 74 Industrial Park Road, Saco, Maine 04072, and its telephone number is (207) 283-0156.

      Further information regarding the operations of the Company and related matters is included in the Company's Annual Report on Form 10-KSB for the fiscal year ended December 27, 1997 (the "1997 10-KSB").

      Historical Financial Information. The following table sets forth certain historical financial information of the Company. The historical financial information as of and for the years ended December 27, 1997 and December 31, 1996 has been taken from the Company's audited financial statements included in the 1997 10-KSB. Additionally, set forth below is pro forma financial information which assumes the Ampersand Transaction and the Offer had occurred as of January 1, 1997 for the December 31, 1997 fiscal year. More comprehensive financial information is included in the 1997 10-KSB.

      The following historical financial information should be read in conjunction with, the 1997 10-KSB.


                         INTELLIGENT CONTROLS, INC.
                               BALANCE SHEETS

                   December 27, 1997 and December 31, 1996

ASSETS
                                             1997          1996
                                             ----          ----

Current assets:
  Cash and cash equivalents               $      300    $  133,690
  Accounts receivable, net of
   allowance for doubtful
   accounts of $50,000 in 1997
   and $60,000 in 1996                     2,200,062     1,960,979
  Inventories                              1,884,328     2,863,335
  Prepaid expenses and other                 227,704       312,837
  Income tax receivable                      119,099       160,000
  Deferred income taxes                      192,464       210,000
                                          ----------    ----------
      Total current assets                 4,623,957     5,640,841

Property and equipment, net                  856,581       851,081
Other assets                                  27,176        19,979
Restricted cash                                    -       199,120
                                          ----------    ----------
                                          $5,507,714    $6,711,021
                                          ==========    ==========

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
  Non-interest bearing overdraft          $   67,259    $        -
  Note payable - bank                        754,366     2,015,862
  Accounts payable                           769,097       881,349
  Accrued expenses                           520,709       673,767
  Current portion of long-term debt          194,700       191,700
                                          ----------    ----------
     Total current liabilities             2,306,131     3,762,678

Long-term debt, net of current portion       372,401       409,967

Deferred income taxes                         67,295        58,450

Deposit from stockholder                           -       199,120

Stockholders' equity:
  Common stock, no par value;
   5,000,000 shares authorized;
   3,274,306 shares issued in 1997
   and 3,238,952 in 1996                   2,293,841     2,252,041
  Retained earnings                          468,046        33,071
  Treasury stock,
   2,153 shares at cost in 1996                    -        (4,306)
                                          ----------    ----------
      Total stockholders' equity           2,761,887     2,280,806
                                          ----------    ----------
                                          $5,507,714    $6,711,021
                                          ==========    ==========


The accompanying notes are an integral part of the Financial Statements.


                         INTELLIGENT CONTROLS, INC.
                            STATEMENTS OF INCOME

         For the Years Ended December 27, 1997 and December 31, 1996


                                            1997           1996
                                            ----           ----

Net sales                                $13,005,184    $9,890,728

Cost of sales                              7,568,247     5,836,720
                                         -----------    ----------
Gross profit                               5,436,937     4,054,008

Operating expenses:
  Selling, general and administrative      3,777,699     3,511,273
  Research and development                   790,812       983,261
                                         -----------    ----------
                                           4,568,511     4,494,534
                                         -----------    ----------
Operating income (loss)                      868,426      (440,526)
Other expense:
  Interest expense                          (157,230)     (186,734)
  Other expense                              (30,221)      (23,853)
                                         -----------    ----------
                                            (187,451)     (210,587)
                                         -----------    ----------
Income (loss) before income
 tax expense (benefit)                       680,975      (651,113)

Income tax expense (benefit)                 246,000      (231,000)
                                         -----------    ----------
Net income (loss)                        $   434,975    $ (420,113)
                                         ===========    ==========

    Net income (loss) per share
     basic and diluted                   $       .13    $     (.13)
                                         ===========    ==========

    Weighted average common
     shares outstanding                    3,249,749     3,231,058

    Weighted average common
     and common equivalent shares
     outstanding                         $ 3,392,686    $3,231,058
                                         ===========    ==========


The accompanying notes are an integral part of the Financial Statements.


                         INTELLIGENT CONTROLS, INC.
                  UNAUDITED PRO FORMA FINANCIAL STATEMENTS

      Pursuant to the Ampersand Transaction, Ampersand has agreed to invest $5.0 million to purchase Shares and Roger E. Brooks has agreed to invest $250,000 to purchase Shares, subject to satisfaction of certain conditions. See Section 7. Additionally the Company has issued this Offer commencing March 30, 1998 to purchase up to 475,000 Shares at $3.25 per a Share.

      The Unaudited Pro Forma Financial Information gives effect to the Share purchases by Ampersand and Roger E. Brooks, and the Offer, using the assumptions and adjustments described in the accompanying Notes to Unaudited Pro Forma Financial Statements and should be read in conjunction with the historical financial statements of the Company included herein. The pro forma information does not purport to be indicative of the results which would have been reported if the above transactions had been in effect for the period presented or which may result in the future.

      The Unaudited Pro Forma Balance Sheet is presented to give effect to the Ampersand Transaction and the Offer as if they had occurred on December 27, 1997, and to show the balance sheet of the Company net of the proceeds of the Share purchases through the Ampersand Transaction and the cost of the Offer. The Unaudited Pro Forma Income Statement assumes the Ampersand Transaction and the Offer occurred at the beginning of the fiscal year ended December 27, 1997 and reflects such costs as management restructuring salary increases and reduced interest cost for assumed paydown of debt. See the accompanying Notes to the Unaudited Pro Forma Financial Statements.

                         INTELLIGENT CONTROLS, INC.
                      UNAUDITED PRO FORMA BALANCE SHEET
              (assuming transaction date of December 27, 1997)

                                       DECEMBER 27,
                                           1997        ADJUSTMENTS    NOTE    PRO FORMA
ASSETS

Cash & Cash Equivalents                $       300      4,850,000      1       2,648,984
                                                         (826,316)     2
                                                       (1,625,000)     3
                                                          250,000      4
Accounts Receivable,
 net of allowance                        2,200,062                             2,200,062
Inventories                              1,884,328                             1,884,328
Prepaid Expenses and Other                 227,704                               227,704
Income Tax Receivable                      119,099                               119,099
Deferred Income Taxes                      192,464                               192,464
                                       -----------                            ----------
  Total Current Assets                   4,623,957                             7,272,641

Property, Plant & Equipment, net           856,581                               856,581
Other Assets                                27,176                                27,176
                                       -----------                            ----------
  Total Assets                         $ 5,507,714                            $8,156,398
                                       ===========                            ==========

LIABILITIES & STOCKHOLDERS' EQUITY

Non-Interest Bearing Overdraft              67,259                                67,259
Notes Payable - Bank                       754,366       (754,366)     2               0
Accounts Payable                           769,097                               769,097
Accrued Expenses                           520,709                               520,709
Current Portion of Long term Debt          194,700        (34,670)     2         160,030
                                       -----------                            ----------
  Total Current Liabilities              2,306,131                             1,517,095

Long-term Debt                             372,401        (37,280)     2         335,121
Deferred Income Taxes                       67,295                                67,295
                                       -----------                            ----------

Common Stock                             2,293,841      4,850,000      1       7,143,841
Common Stock - Restricted                               1,582,500      4       1,582,500
Retained Earnings                          468,046                               468,046

Less:
  Treasury Stock                                       (1,625,000)     3      (1,625,000)
  Officer Promissory Note                              (1,332,500)     4      (1,332,500)
                                       -----------                            ----------

  Total Liabilities & Stockholders'
   Equity                              $ 5,507,714                            $8,156,398
                                       ===========                            ==========


                         INTELLIGENT CONTROLS, INC.
                   UNAUDITED PRO FORMA STATEMENT OF INCOME
               (assuming transaction date of January 1, 1997)

                                       DECEMBER 27,
                                           1997        ADJUSTMENTS    NOTE     PRO-FORMA

Net Sales                              $13,005,184                            $13,005,184

Cost of Sales                            7,568,247                              7,568,247
                                       -----------                            -----------

Gross Profit                             5,436,937                              5,436,937

Operating Expenses:
  Selling, General and
   Administrative                        3,777,699        248,200      5        4,025,899
  Research and Development                 790,812                                790,812
                                       -----------                            -----------
                                         4,568,511                              4,816,711

Operating Income                           868,426                                620,226

Other Expense:
  Interest Expense                        (157,230)       114,730      6          (42,500)
  Other Expense                            (30,221)                               (30,221)
                                       -----------                            -----------
                                          (187,451)                               (72,721)
                                       -----------                            -----------

Net Income Before Income
 Tax Expense                               680,975                                547,505

Income Tax Expense                        (246,000)        48,049      7         (197,951)
                                       -----------                            -----------
Net Income                             $   434,975                            $   349,554
                                       ===========                            ===========

Weighted Average Common Shares
 Outstanding                             3,249,749                              4,800,134

Basic Net Income Per Share             $      0.13                            $      0.07
                                       ===========                            ===========

Weighted Average Common
 and Common Equivalent
 Shares Outstanding                      3,392,686                              4,943,071
Diluted Net Income Per Share           $      0.13                            $      0.07
                                       ===========                            ===========


                         INTELLIGENT CONTROLS, INC.
              NOTES TO UNAUDITED PRO FORMA FINANCIAL STATEMENTS

1. To record the purchase of 1,538,462 Shares by Ampersand at $3.25 per Share. Professional fees in the amount of $150,000 have been deducted from the proceeds and off-set against contributed capital.

2. To record the assumed use of the Ampersand Transaction proceeds to pay down the working capital line of credit (at $754,366) and a 9.5% term note payable (at $71,950).

3. To record the buyback of 475,000 Shares at $3.25 per Share in accordance with the Offer, including $81,250 in professional fees and printing costs.

4. To record the purchase of 486,923 restricted Shares by an officer at $3.25 per Share. Consideration for this purchase includes $250,000 in cash as well as a $1,332,500 promissory note which has been reflected as an offset to stockholders' equity.

5. To record additional compensation expense related to compensation agreements of two officers in connection with the Investment Agreement.

6. To eliminate interest cost for the assumed paydown of the working capital line of credit and the 9.5% term note payable on January 1, 1997.

7. To tax effect the additional compensation expense and the reduction in interest costs noted in entries 1 and 2, above.

      Book value per share at fiscal year-end 1996, 1997 and 1997 (pro forma) was $.695, $.70 and $1.31, respectively. The ratio of earnings to fixed charges for fiscal years 1997 and 1997 (pro forma) was $5.33 and $13.88, respectively. For 1996, earnings were inadequate to cover fixed charges; the deficiency for that year was $837,847.

      Additional Information. Additional information concerning the Company is set forth in the Company's most recent definitive Proxy Statement which has previously been provided to shareholders, and in the 1997 10-KSB. The Company has also filed an Issuer Tender Offer Statement on Schedule 13E-4 with the Commission which includes certain additional information relating to the Offer. Copies of such documents are available upon request from the Company. The Company is subject to the informational reporting requirements of the Exchange Act and in accordance therewith files periodic reports, proxy statements and other information with the Commission relating to its business, financial condition and other matters. The Company is required to disclose in such reports and proxy statements certain information, as of particular dates, concerning the Company's directors and officers, their remuneration, stock options granted to them, the principal owners of the Company's securities and any material interest of such persons in transactions with the Company.

      Such material may be inspected and copied upon payment of the prescribed rates at the public reference facilities of the Commission, at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at its regional offices at 7 World Trade Center, New York, New York 10048 and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies may also be obtained by mail upon payment of the prescribed rates from the Commission's Public Reference Room, 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission also maintains an internet web site at HTTP://WWW.SEC.GOV, containing reports, proxy and informational statements and other information regarding companies who file reports electronically with the Commission, including the Schedule 13E-4 and other materials filed by the Company. The Schedule 13E-4 will not be available at the Commission's regional offices.


11. EFFECTS OF THE OFFER ON THE MARKET FOR SHARES; REGISTRATION UNDER THE EXCHANGE ACT.

      The Company's purchase of Shares pursuant to the Offer will reduce the number of Shares that might otherwise trade publicly and could reduce the number of shareholders. Nonetheless, the Company anticipates that there will still be a sufficient number of Shares outstanding and publicly traded following consummation of the Offer to ensure a continued trading market in the Shares. Based on the published guidelines of AMEX, the Company does not believe that its purchase of Shares pursuant to the Offer will cause the remaining Shares to be delisted from AMEX Emerging Company Marketplace.

      The Shares are not currently "margin securities" under the rules of the Federal Reserve Board, and the Company believes that, following the purchase of Shares pursuant to the Offer, the remaining Shares will not be margin securities.

      The Shares are registered under the Exchange Act which requires, among other things, that the Company furnish certain information to its shareholders and to the Commission and comply with the Commission's proxy rules in connection with meetings of the Company's shareholders. The Company believes that its purchase of Shares pursuant to the Offer will not result in the Shares becoming eligible for deregistration under the Exchange Act. Additionally, the Company will decrease the size of the Offer if and to the extent necessary to prevent becoming eligible for deregistration under the Exchange Act.

12.   CERTAIN LEGAL MATTERS; REGULATORY APPROVAL.

      The Company is not aware of any license or regulatory permit that appears to be material to its business that might be adversely affected by its acquisition of Shares pursuant to the Offer or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for the Company's acquisition of Shares pursuant to the Offer. Should any such approval or other action be required, the Company currently contemplates that it will seek such approval or other action. The Company cannot predict whether it may determine that it is required to delay the acceptance for payment of or payment for Shares tendered pursuant to the Offer pending the outcome of any such matter. There can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial condition or that the failure to obtain any such approval or other action might not result in adverse consequences to the Company's business. The Company's obligation under the Offer to accept for payment and pay for Shares is subject to certain conditions. See Section 5.

13.   CERTAIN FEDERAL INCOME TAX CONSEQUENCES.

      The following summary is a general discussion of certain anticipated Federal income tax consequences of a sale of Shares pursuant to the Offer. This summary does not discuss all aspects of Federal income taxation that may be relevant to a particular shareholder in light of personal circumstances or to certain types of shareholders subject to special treatment under the Federal income tax laws (for example, financial institutions, tax-exempt organizations, foreign investors, dealers in securities and shareholders who received their Shares pursuant to compensation arrangements with the Company) and does not discuss any aspect of state, local or foreign tax laws. Each shareholder is urged to consult his or her own tax advisor as to the particular tax consequences of a sale of Shares pursuant to the Offer.

      The sale of Shares pursuant to the Offer will be a taxable transaction for Federal income tax purposes and may also be taxable under applicable state, local, foreign or other tax laws. The Federal income tax consequences to a shareholder will be determined under Sections 301 and 302 (and possibly Section 1045) of the Internal Revenue Code of 1986, as amended (the "Code") and may vary depending upon a shareholder's particular facts and circumstances. Under Section 302 of the Code, a sale of Shares pursuant to the Offer to Purchase will generally be treated as a sale or exchange if such sale (i) is "substantially disproportionate" with respect to the shareholder, (ii) results in a "complete termination" of the shareholder's interest in the Company, or (iii) is "not essentially equivalent to a dividend" with respect to the shareholder.

      If any one of the three tests is satisfied, except as discussed below regarding a possible deferral of gain, the shareholder tendering Shares pursuant to the Offer will recognize gain or loss equal to the difference between the amount of cash received by the shareholder pursuant to the Offer and the shareholder's tax basis in the Shares sold. The gain or loss recognized generally will be capital gain or loss if the Shares are held by the shareholder as a capital asset and such gain or loss will be long term capital gain or loss if the Shares have been held for a period of more than one year. The maximum rate of Federal income tax on such gain, however, will depend upon whether the Shares have been held for more than eighteen months, or more than twelve months but not more than eighteen months.

      In determining whether any of the three tests is satisfied, a shareholder must take into account not only Shares actually owned but also Shares that are "constructively owned" under Section 318 of the Code. Generally, a shareholder will be considered to constructively own Shares which the shareholder has an option to acquire and Shares owned (and in some cases constructively owned) by certain related individuals or entities.

      The sale of Shares pursuant to the Offer will be "substantially disproportionate" with respect to a shareholder if the percentage of the outstanding voting stock of the Company actually and constructively owned by the shareholder immediately after the Offer is (a) less than 50% of the total combined voting stock of the Company and (b) less than 80% of the percentage of the outstanding voting stock of the Company actually and constructively owned, in each case, by such shareholder immediately before the sale of the Shares pursuant to the Offer. Shareholders should consult their own tax advisor to determine whether the "substantially disproportionate" test applies to their particular facts and circumstances.

      The sale of the Shares pursuant to the Offer will be treated as a "complete termination" of the shareholder's interest in the Company if either (i) all shares actually and constructively owned by the shareholder are sold pursuant to the Offer, or (ii) all of the Shares actually owned by the shareholder are sold pursuant to the Offer and the shareholder is eligible to waive and does effectively waive attribution of all Shares constructively owned by the shareholder in accordance with Section 302(c) of the Code.

      If the sale of Shares by a shareholder fails to satisfy the "substantially disproportionate" test or the "complete termination" test, the shareholder may nevertheless receive sale or exchange treatment in the event the sale pursuant to the Offer is "not essentially equivalent to a dividend." A shareholder will generally meet this test in the event the sale of Shares pursuant to the Offer by the shareholder results in a "meaningful reduction" in the shareholder's proportional interest in the Company. The determination as to whether a sale of Shares by a shareholder pursuant to the Offer will be "not essentially equivalent to a dividend" will depend on the individual shareholder's facts and circumstances. The Internal Revenue Service has held in a published ruling that a 3.3% reduction in the proportionate interest of a less than 1% shareholder in a publicly held corporation who exercised no control over corporate affairs constituted a "meaningful reduction." Shareholders should consult their own tax advisors as to whether the "not essentially equivalent to a dividend test" applies to their individual circumstances.

      Shareholders should be aware that their ability to satisfy any of the tests indicated above could be affected by any proration pursuant to the Offer.

      In addition, it may be possible for a shareholder to satisfy one or more of the above tests by contemporaneously selling or otherwise disposing of some or all of the Shares that are actually or constructively owned by a shareholder but which are not purchased pursuant to the Offer. Shareholders should also be aware that the acquisition of additional Shares or an option to acquire additional Shares, or the acquisition by certain related parties, could adversely affect whether such shareholder qualifies for any of the tests set forth above.

      In the event that none of the three tests is satisfied by the selling shareholder and the Company has "sufficient" earnings and profits, the selling shareholder will be treated as having received a dividend that must be included in such selling shareholder's gross income in an amount equal to the entire cash received by the shareholder pursuant to the Offer. In such event, the selling shareholder will not be entitled to offset the amount received by the shareholder's basis in the redeemed Shares and the basis in the redeemed Shares will be added to the basis in the selling shareholder's remaining Shares. In the event there are "insufficient" earnings and profits, the shareholder will have a non-taxable return of capital to the extent of the shareholder's tax basis and thereafter, capital gain to the extent the distribution exceeds the earnings and profits.

      In the case of a corporate shareholder, any amount received which is treated as a dividend may be eligible for the 70% "dividends received" deduction allowable to domestic corporate shareholders under Section 243 of the Code subject to certain limitations which would include those relating to "debt finance portfolio stock" under Section 246A of the Code and to the holding period requirements set forth in Section 246 of the Code. Any amount treated as a dividend by a corporate shareholder may constitute an "extraordinary dividend" subject to Section 1059 of the Code. In such event a corporate shareholder would be required to reduce the tax basis of its remaining Shares (but not below zero) by the portion of any "extraordinary dividend," which is deducted under the dividends received deduction. In the event such portion exceeds the shareholder's tax basis in the remaining Shares, the shareholder must treat any such excess as additional gain or loss upon the subsequent sale or other disposition of the Shares. With certain exceptions, a dividend will be considered extraordinary in the event
(i) the dividends attributable to Shares held for two years or less exceeds 10% of the greater of (a) the shareholder's adjusted basis in the Shares or
(b) the fair market value of the Shares, or (ii) except as otherwise set forth in Treasury Regulations which have not yet been promulgated, any amount treated as a dividend under Section 301 which is not part of a pro rata redemption. It is not anticipated that the sales pursuant to the Offer will be pro rata. Thus, it is anticipated that the extraordinary dividend rules will apply to any amount received pursuant to the Offer which is taxable as a dividend to a corporate shareholder. Corporate shareholders should be aware of special aggregation rules that may apply under Section 1059. Corporate shareholders are urged to consult their own tax advisors as to the effect of Section 1059 of the Code on their Shares.

      The Code provides special tax incentives for equity investment in certain types of small businesses, including those engaged in manufacturing, such as the Company. Code Section 1202 permits noncorporate investors to exclude up to half of the gain they realize on the disposition of qualified small business stock which is held for more than five years. The effect of this provision is, potentially, a 50% reduction in the capital gains tax rate on profits from the resale of such stock. Application of this provision, however, will preclude the application of the 20% maximum federal fund rate for stock held more than 18 months as contained in the Taxpayer Relief Act of 1997.

      A shareholder who has purchased Company stock directly from the Company will, generally, be entitled to favorable tax treatment if the following conditions are met: (1) the purchaser is not a C corporation or other disqualified entity; (2) he or she purchased the stock directly from the Company (rather than in the open market from another shareholder) and then holds the stock for more than five years after the date of issuance, which must be after August 10, 1993; (3) for substantially all of the purchaser's holding period, the Company has continued to use at least 80% of its assets in the business of manufacturing (or some other qualified trade or business); (4) neither the Company nor any related company repurchased any Company stock from him or her (or from his or her "related persons") within two years before or after the issuance date except for a de minimis amount of less than 2% of what he or she owned immediately before the redemption; and (5) the Company does not redeem more than 5% of the aggregate value of its stock within one year before or after the issuance date except for a de minimis amount not exceeding 2% of its outstanding shares. In addition to the conditions summarized above, the Code (i) limits the amount of gain that can be excluded by an investor who has realized more than $10 million of gain (in the aggregate) on qualified stock of a given issuer and (ii) provides that 42% of any excluded gain constitutes a tax preference for alternative minimum tax purposes. Special rules may apply to estates and trusts that purchase the stock.

      Because less than 5 years have elapsed from the effective date of
Section 1202 and the anticipated closing date for the redemption of Shares (August 12, 1998 is the earliest date the 5 years holding period can be satisfied), any gain recognized upon a sale of Shares will not qualify for the 50% capital gain exclusion (although the newly enacted capital gain rates may apply in accordance with the provisions previously discussed).

      Code Section 1045 may, however, permit shareholders who are individuals to elect to defer their gain by reinvesting their redemption proceeds, however, in any qualified small business stock. To qualify for this gain deferral, the Shares sold must be qualified small business stock in the hands of the selling individual, the tendered Shares must have been held for more than 6 months, and the individual must elect the application of this section. Generally speaking, the cost basis of the replacement qualified small business stock will be reduced by the gain not recognized on the sale of the Shares and there will be a carry over of the holding period of the Shares tendered.

      These expected benefits could be reduced (or even eliminated) by future statutes or regulations. Moreover, while state income tax laws often define income and gain in manner similar to federal tax laws, investors should not assume that these changes in federal law will necessarily result in capital gains tax savings at the state level. Finally, it should be noted that these tax benefits of Section 1202 and 1045 do not apply to INCON shares issued prior to August 10, 1993, do not apply in cases where the Shares are sold at a loss, and do not apply to Shares purchased from other shareholders.

      A foreign shareholder may be subject to dividend tax withholding at either the 31% rate or a lower applicable treaty rate on the gross proceeds of the sale of Shares pursuant to the Offer. Foreign shareholders should consult their tax advisors regarding application of these withholding rules.

      THE FOREGOING TAX DISCUSSION IS INCLUDED FOR GENERAL INFORMATION ONLY. THE TAX CONSEQUENCES OF A SALE OF SHARES PURSUANT TO THE OFFER MAY VARY
DEPENDING UPON, AMONG OTHER THINGS, THE PARTICULAR CIRCUMSTANCES OF THE TENDERING SHAREHOLDER. NO INFORMATION IS PROVIDED HEREIN AS TO THE STATE, LOCAL, FOREIGN OR OTHER TAX CONSEQUENCES OF THE TRANSACTION CONTEMPLATED BY THE OFFER TO PURCHASE. DUE TO THE COMPLEXITY AND FACT SPECIFIC NATURE OF THE ISSUES INVOLVED, PARTICULARLY WITH RESPECT TO THE PROVISIONS RELATING TO QUALIFIED SMALL BUSINESS STOCK, EACH SHAREHOLDER IS URGED TO CONSULT WITH SUCH SHAREHOLDER'S OWN TAX ADVISORS TO DETERMINE THE PARTICULAR FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX CONSEQUENCES OF SALES MADE PURSUANT TO THE OFFER AND THE EFFECT OF THE CONSTRUCTIVE STOCK OWNERSHIP RULES MENTIONED ABOVE.

14.   CERTAIN LIMITATIONS ON PURCHASES OF SHARES BY THE COMPANY.

      Although the Company is authorized by Maine law to purchase or redeem its own shares of capital stock, the Company may not do so if (i) the Company is insolvent, or (ii) such purchase or payment would render it insolvent. Under Maine law, the Company may purchase its own Shares only to the extent of unreserved and unrestricted earned surplus. If authorized by the Articles of Incorporation or by the affirmative vote of at least a majority of the outstanding shares of each class, whether or not entitled to vote thereon by the provisions of the Articles of Incorporation, the Company may also purchase the Shares to the extent of unreserved and unrestricted capital surplus. For purposes of Maine law, "earned surplus" means that portion of surplus of a corporation equal in an amount to the balance of its net profits, income, gains and losses from the date of incorporation, or from the latest date when the deficit was eliminated by application of its capital surplus, after deducting subsequent distributions to shareholders and transfers to stated capital and capital surplus to the extent that such distributions and transfers are made out of earned surplus; "capital surplus" means the entire surplus of a corporation other than its earned surplus; "insolvent" means inability of the corporation to pay its debts as they become due in the usual course of its business; "stated capital" means, at any particular time, the sum of (1) the par value of all issued shares of the corporation having a par value, and (2) such amounts not included in clause (1) that have been transferred to stated capital of the corporation, whether upon issue of shares as a share dividend or otherwise, less all reductions from such sum as have been effected in a manner permitted by law; and "surplus" means the excess of all net assets of a corporation over its stated capital.

      The Company's Articles of Incorporation presently do not authorize repurchases of Shares from capital surplus. At the next Annual Meeting of Shareholders (to occur April 30, 1998), the shareholders of the Company will be asked to approve a proposal to amend the Articles of Incorporation to allow the Company to repurchase Shares from capital surplus. Adoption of this amendment is a condition to the Offer.

      The Company's capital surplus (even before the Ampersand Transaction) is sufficient to cover the aggregate Offer price. At the end of the Company's most recent fiscal year, the Company's capital surplus was approximately $2.3 million; consummation of the Ampersand Transaction would further increase capital surplus by approximately $5.1 million.

      Based on the Company's balance sheet as of December 27, 1997, which balance sheet was prepared in accordance with generally accepted accounting principles, the recorded amount of the Company's adjusted assets as of such date exceeded the amount of the Company's adjusted liabilities and its current assets exceeded its current liabilities. The Board of Directors has determined, based upon the Board's familiarity with the Company's operations, financial condition and prospects and the Board's discussions with the Company's management and its advisors, that after giving effect to the purchase pursuant to the Offer of Shares having an aggregate purchase price of $1,543,750, the Company is not insolvent and will not be insolvent as a result of the purchase of Shares pursuant to the Offer.

      If a court, in a lawsuit brought by an unpaid creditor of the Company or a representative of such creditors (such as a trustee in bankruptcy or the Company as a debtor-in-possession), were to find that the Company (i) was insolvent at the time the Company purchased Shares pursuant to the Offer, (ii) was rendered insolvent by reason of such purchase, (iii) was engaged, or was about to engage, in a business or a transaction for which the assets remaining with the Company constituted an unreasonably small capital, (iv) intended to incur, or believed, or reasonably should have believed, that the Company would incur, debts and other liabilities beyond its ability to pay as such debts and liabilities matured, or (v) entered into such transaction with the actual intent to hinder, delay or defraud creditors, then such court could, among other remedies, avoid the purchase of Shares from shareholders and require that such shareholders return the amount of cash received, or a portion thereof, in such purchase to the Company, to a complaining creditor, or to a fund for the benefit of its creditors. The measure of insolvency for purposes of the foregoing will vary depending upon the law being applied. Generally, however, in addition to the Maine definition of insolvency, the Company would be considered insolvent if the fair value of the Company's assets were less than the amount of the Company's total debts and liabilities or if the present fair saleable value of the Company's property were less than the amount that would be required to pay the Company's probable liability on its existing debts as they become absolute or mature. There can be no assurance that a court would value the Company's assets on the same basis as the Board of Directors in determining whether the Company was insolvent at the time of the purchase of Shares by the Company or that, regardless of the method of valuation, a court would not determine that the Company was insolvent at such time.

      The Board of Directors and the Company's management believe, based on management's internal projections and other financial information (including the Company's historical and pro forma financial statements), that at the time of the purchase of Shares pursuant to the Offer, the Company will be solvent, will have sufficient capital for carrying on its business and will be able to pay its debts as they mature.

15.   EXTENSION OF THE TENDER PERIOD; TERMINATION; AMENDMENTS.

      The Company expressly reserves the right, at any time and from time to time, to extend the period of time during which the Offer is open by giving oral or written notice of such extension to the Depositary and making a public announcement thereof. There can be no assurance that the Company will exercise its right to extend the Offer. The Company also expressly reserves the right, in its sole discretion, to terminate the Offer and not accept for payment or pay for any Shares not theretofore accepted for payment or paid for or, subject to applicable law, to postpone payment for Shares upon the occurrence of any of the conditions specified in Section 5 by giving oral or written notice of such termination or postponement to the Depositary and making a public announcement thereof. The Company's reservation of the right to delay payment for Shares which it has accepted for payment is limited by Exchange Act Rule 13e-4(f)(5), which requires that the Company pay the consideration offered or return the Shares tendered promptly after termination or withdrawal of the Offer. Subject to compliance with applicable law, the Company further reserves the right, in its sole discretion, to amend the Offer in any respect or to waive the limitation on the maximum number of Shares to be purchased pursuant to the Offer. Amendments to and extensions of the Offer may be made at any time and from time to time by public announcement thereof, such announcement, in the case of an extension, to be issued no later than 12:00 noon, New York City time, on the next business day after the previously scheduled Expiration Date. Any public announcement made pursuant to the Offer will be disseminated promptly to shareholders in a manner reasonably designed to inform shareholders. Without limiting the manner in which the Company may choose to make a public announcement, the Company shall have no obligation to publish, advertise or otherwise communicate any such public announcement, except as required by applicable law, other than by issuing a release to the Dow Jones News Service.

      If the Company materially changes the terms of the Offer or the information concerning the Offer, or if it waives a material condition of the Offer, the Company will disclose promptly such material change and extend the Offer to the extent required by Exchange Act Rule 13e-4(f)(1)(ii). This Rule requires that (other than with respect to a change in price or a change in percentage of securities sought) the maximum period during which an offer must remain open following material changes in the terms of an offer or the information concerning an offer (other than with respect to a change in price or a change in percentage of securities sought) will depend on the facts and circumstances, including the relative materiality of such terms or information. If (i) the Company increases or decreases the price to be paid for Shares, or the Company increases the number of Shares being sought and any such increase in the number of Shares being sought exceeds 2% of the outstanding Shares, or the Company decreases the number of Shares being sought; and (ii) the Offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that notice of such increase or decrease is first published, sent or given, the Offer will be extended until at least the end of such tenth business day.

16.   FEES AND EXPENSES.

      The Company has retained American Stock Transfer & Trust Company as Depositary. The Depositary will receive reasonable and customary compensation for its services. The Company will also reimburse the Depositary for out-of-pocket expenses, including reasonable attorneys' fees.

      The Company will not pay fees or commissions to any broker, dealer, commercial bank, trust company or other person (other than fees to the Depositary as described above) for soliciting tenders of Shares pursuant to the Offer. The Company will, however, on request through Sharon L. Binette, Director of Shareholder Relations, reimburse such persons for customary handling and mailing expenses incurred in forwarding materials with respect to the Offer to the beneficial owners for which they act as nominees or fiduciaries. No such broker, dealer, commercial bank, trust company or other person has been authorized to act as the Company's agent for purposes of this Offer. The Company will pay (or cause to be paid) any stock transfer taxes payable because of its purchase of Shares pursuant to the Offer, except as otherwise provided in Instruction 6 of the Letter of Transmittal.

17.   MISCELLANEOUS.

      The Company is not aware of any jurisdiction where the making of the Offer is not in compliance with applicable law. If the Company becomes aware of any jurisdiction where the making of the Offer is not in compliance with any valid applicable law, the Company will make a good faith effort to comply with such law. If, after such good faith effort, the Company cannot comply with such law, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of Shares residing in such jurisdiction. In any jurisdiction the securities or blue sky laws of which require the Offer to be made by a licensed broker or dealer, the Offer is being made on the Company's behalf by one or more registered brokers or dealers licensed under the laws of such jurisdiction.

      NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION ON BEHALF OF THE COMPANY NOT CONTAINED HEREIN OR IN THE LETTER OF TRANSMITTAL AND, IF GIVEN OR MADE, SUCH INFORMATION OR
REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED.

                                       Intelligent Controls, Inc.

March 30, 1998

                                                                     SCHEDULE I
                             OWNERSHIP OF SHARES

      As of March 27, 1998, there were 3,296,375 outstanding shares of Intelligent Controls, Inc. common stock, the Company's only authorized class of stock. Set forth below, as of such date, is information concerning all persons known to the Company to beneficially own more than five percent of the outstanding shares. All information is taken from or based upon ownership filings made by such persons with the Commission, copies of which were sent by such persons to the Company, or upon information provided by such persons to the Company.


                                    NUMBER OF SHARES            PERCENT
     NAME AND ADDRESS              BENEFICIALLY OWNED           OF CLASS

     Alan Lukas                      1,163,213 (1)              35.3%(1)
     74 Industrial Park Road
     Saco, Maine 04072

     Paul E. Lukas                     501,391 (2)              15.2%(2)
     74 Industrial Park Road
     Saco, Maine 04072

     John D. Knight                    248,240 (3)               7.0%(3)
     6 Stonebrooke Road
     Scarborough, ME 04074

--------------------
<F1>  Includes 1,039,983 shares owned directly by Alan Lukas, 3,333 shares purchasable by him within the next 60 days under a stock option,
      87,397 shares owned by his wife, 25,000 shares held by him as custodian for his child, and 7,500 shares owned by Lukas Brothers, a general partnership of which Alan Lukas and his brother Paul Lukas are two of the three partners.

<F2>  Includes 492,224 shares owned directly by Paul E. Lukas, 1,667 shares purchasable by him within the next 60 days under a stock option, and 7,500 shares owned by Lukas Brothers.

<F3>  Represents shares that are the subject of certain stock options previously granted to Mr. Knight. These stock options are the subject of a pending dispute between the Company and Mr. Knight, in which the Company to date has refused to consummate Mr. Knight's attempted exercise of the options in 1996.

      The following table shows, as of March 27, 1998, the number of shares of Intelligent Controls, Inc. common stock which, to the Company's knowledge, were beneficially owned by executive officers of the Company and by each Director and other nominee for election as a Director. Except as otherwise indicated, each person named owned less than one percent of the outstanding common stock of the Company. All information is taken from or based upon ownership filings made by such persons with the Commission, copies of which were sent by such persons to the Company, or upon information provided by such persons to the Company.

                                         NUMBER OF SHARES         PERCENT
     NAME                             BENEFICIALLY OWNED (1)    OF CLASS (1)

     Alan Lukas (2)                         1,163,213              35.3%
     Charlton H. Ames                           9,682
     George E. Hissong                         10,500
     Paul F. Walsh                             16,000
     Henry M. Powers                            3,000
     Charles D. Yie (3)                             0
     Roger E. Brooks (3)                            0

     All Directors, nominees, and
     executive officers as a group          1,202,395              36.1%

--------------------
<F1>  Except as otherwise noted, all shares are owned directly.  Includes the following shares that are purchasable within the next 60 days under outstanding stock options:  Mr. Lukas, 3,333 shares; Mr. Ames,
      7,000 shares; Mr. Hissong, 8,000 shares; Mr. Walsh, 16,000 shares; and
      Mr. Powers, 2,000 shares.
<F2>  Mr. Lukas' shares include 1,039,883 shares owned directly by him,
      3,333 shares purchasable by him within the next 60 days under a stock option, 87,397 shares owned by his wife, 25,000 shares held by a custodian or trustee for his child, and 7,500 shares owned by Lukas
      Brothers, a general partnership of which Mr. Lukas is one of the three partners.


      Facsimile copies of the Letter of Transmittal will be accepted from Eligible Institutions. A Letter of Transmittal and certificates for Shares and any other required documents should be sent or delivered by each shareholder or the shareholder's broker, dealer, commercial bank, trust company or other nominee to the Depositary at its address set forth below.

                       The Depositary of the Offer is:
                   AMERICAN STOCK TRANSFER & TRUST COMPANY

    By Hand or Overnight Delivery:         Facsimile Transmission
              By Mail:                    (For Eligible Institutions Only):
                                                   (718) 234-5001
      American Stock Transfer &               American Stock Transfer &
            Trust Company                           Trust Company
     40 Wall Street, 46th Floor            Confirm Facsimile by Telephone:
         New York, NY 10005                        (718) 921-8200

      Any questions or requests for assistance or for additional copies of this Offer to Purchase, the Letter of Transmittal or the Notice of Guaranteed Delivery may be directed to Sharon L. Binette, Director of Shareholder Relations, at the telephone numbers and addresses listed below.
 You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer. To confirm delivery of your Shares, you are directed to contact the Depositary.

                   The information agent for the Offer is:

                              Sharon L. Binette
                      Director of Shareholder Relations
                         Intelligent Controls, Inc.
                           74 Industrial Park Road
                                P.O. Box 638
                              Saco, Maine 04072

                               (207) 283-0156
                                     or
                        Call toll free (800) 872-3455